UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2004

Planet Polymer Technologies, Inc.

(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

0-26804	33-0502606
(Commission File No.)	(IRS Employer Identification No.)

6835 Flanders Drive, Suite 100
San Diego, California 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (619) 291-5694

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     On March 18, 2004, Planet Polymer Technologies, Inc. (OTC BB: POLY.OB) a San Diego advanced materials company (“Planet”), reported revenues for the year ending December 31, 2003 of $175,082 and a loss from operations of $220,174 compared to revenues of $162,073 and a loss from operations of $695,489 for the same period in 2002. Planet recognized a gain on sale of assets related to its technology resulting in a net profit for 2003 of $71,308 compared to a net loss of $666,650 for the same period of 2002. For the year ended December 31, 2003 profit per share was $0.01, compared to a loss of $0.07 in 2002.

LIMITATION ON INCORPORATION BY REFERENCE.

     In accordance with general instruction B.6 of Form 8-K, the information in this report and the attached exhibit is furnished pursuant to Item 12 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

ITEM 5. OTHER EVENTS

PLANET POLYMER TECHNOLOGIES, INC. COMBINES WITH ALLERGY FREE, L.L.C.

     On March 18, 2004, Planet and Allergy Free, LLC, a California limited liability company (“Allergy Free”), entered into an Asset Purchase Agreement (“Agreement”) in which Planet will acquire all assets of Allergy Free and assume all liabilities of Allergy Free, for which Planet will provide the following consideration; a subordinated note in the principal amount not to exceed approximately $2.8 million for a term of 3 years and not less than 28,193,900 shares of Common Stock in Planet.

     Immediately prior to the Closing, Planet will distribute to a trustee for the benefit of Planet Shareholders of record as of April 15, 2004 (“Trust”), the right to receive all royalties payable to Planet pursuant to those certain Sale and Licensing Agreements between Planet and Agway, Inc., relating to Planet’s FreshSeal® and Optigen® technology and that certain Purchase, Sale and License Agreement between Planet and Ryer Enterprises, LLC, relating to Planet’s AQUAMIM® technology.

     The Agreement is subject to a number of conditions set forth in the Agreement including without limitation, approval of Planet shareholders, approval of Allergy Free members, a 50 to 1 reverse stock split, the receipt of a “No Action Letter” from the SEC relating to the distribution of the right to receive royalty payments to the Trust, the hiring of Scott L. Glenn as President and Chief Executive Officer of the Company, and an executed consulting agreement with Dr. Robert Petcavich.

AGWAY SELLS FRESHSEAL® RIGHTS TO BASF AND OPTIGEN® RIGHTS TO ALLTECH.

     In 1999, Planet Polymer Technologies, Inc. (“Planet”) entered into a Licensing Agreement with Agway, Inc. (“Agway”) in which Agway was granted rights to certain Planet technology, namely FreshSeal® and Optigen®. On October 1, 2002, Agway filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On March 25, 2003 the U.S. Bankruptcy Court gave its approval to Agway to enter into two separate Sale and Licensing Agreements with Planet; one for FreshSeal® and another for Optigen®.

     Subsequently, in January 2004, Agway advised Planet that Agway sold Agway’s rights to the FreshSeal® Sale and Licensing Agreement to BASF, one of “the world’s leading chemical” companies (www.basf.com), and its rights to the Optigen® Sale and Licensing Agreement to Alltech, “a multinational biotechnology company which provides natural solutions to the feed, food and alcohol industries” (www.alltech.com).

ITEM 7(c). EXHIBITS

2.1	Asset Purchase Agreement dated as of March 18, 2004

99.4	Press Release dated March 19, 2004

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that such statements shall be protected by the safe harbors provided for in such sections. Such statements are subject to risks and uncertainties that could cause the Company’s actual results to vary materially from those projected in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section entitled “Risk Factors,” and in “Item 6 - Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s latest Form 10-KSB filed with the S.E.C.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANET POLYMER TECHNOLOGIES, INC.

Dated: March 19, 2004	By:	/s/ H.M. Busby

H.M. Busby
Chief Executive Officer and President

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